UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2014

NANOVIRICIDES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-36081	76-0674577
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

135 Wood Street, Suite 205, West Haven, CT 06516

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 937-6137

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Merger Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Merger Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Merger Act (17 CFR 240.13e -4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 31, 2014, NanoViricides, Inc., a Nevada corporation (the “Registrant”), entered into and consummated an Agreement for the Purchase and Sale of a cGMP-compliant pilot manufacturing and lab facility and property located in Shelton, Connecticut. The purchase price of the facility was comprised solely of the repayment of the direct costs of the seller, Inno-Haven, LLC (“Inno-Haven”) incurred in acquiring and renovating the property and the facility plus Inno-Haven’s closing costs in connection with the sale. The purchase price consisted of the repayment of Inno-Haven’s acquisition and renovation expenses of $4,222,458.54 and its closing costs of $77,480.22.

In addition to the costs incurred by Inno-Haven, the Registrant undertook and paid for the costs of design and engineering to support its stringent specifications. The Registrant also paid for certain additional equipment and fixtures, required for its specialized use of the facility. These additional costs directly paid for by the Registrant amount to $5,145,329.71, as previously reported by the Registrant in prior filings, and are not part of the purchase price reported above.

The 18,000 square foot facility is located on approximately 4.2 acres of land. Anil Diwan, PhD., the Registrant’s founder, President and Chairman, is the sole member and manager of Inno-Haven. Dr. Diwan abstained from participating in any capacity on the transaction on behalf of the Registrant.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

The disclosures set forth in Item 1.01 are hereby incorporated by reference to this Item 2.01

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale between NanoViricides, Inc. and Inno-Haven, LLC
99.1	Press Release dated January 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2015	NANOVIRICIDES, INC.

	By:	/s/ Eugene Seymour, MD, MPH
Name: Eugene Seymour
Title: Chief Executive Officer

2